Exhibit F

GSO FSIC III HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT dated as of February 26, 2014, by and among GSO Capital Partners LP (the “Managing Member”) and any persons hereafter admitted to the Company as members and identified on Schedule I hereto as such (the “Non-Managing Members” and, collectively with the Managing Member, the “Members”).

Preliminary Statement

Marisa Beeney, in her capacity as an authorized person, has formed a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”).

Accordingly, in consideration of the promises made herein, the party hereto hereby agrees as follows:

1. Name. The name of the Company is “GSO FSIC III Holdings LLC”.

2. Purpose.

(a) The Company is organized for the purpose of engaging in any and all activities permitted under applicable law, including, without limitation, engaging in investment, trading or financing activities of all kinds (for its own account or the account of others) and carrying on any business relating thereto or arising therefrom, including entering into any partnership, limited liability company, joint venture or other similar arrangement or owning interests in any entity engaged in any of the foregoing activities.

(b) The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Managing Member, within any constraints or limits imposed by the Non-Managing Members, may deem necessary or advisable in connection with the foregoing purposes.

3. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is 200 Bellevue Parkway, Suite 210, Wilmington, DE 19809, and its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

4. Managing Member. The name and the address of the Managing Member is as follows:

Name	Address

GSO Capital Partners LP	345 Park Avenue, 31st Floor
New York, New York 10154

5. Management of the Company. The business and affairs of the Company shall be managed by the Managing Member, who shall have the power and authority, on behalf of the Company and within any constraints or limits imposed by the Non-Managing Members, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, but not limited to:

(a) to manage and direct the business affairs of the Company, to do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other person, corporation, partnership, limited liability company or other entity, including, without limitation, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(b) to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

(c) to hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

(d) to open, trade and otherwise conduct accounts with brokers and dealers;

(e) to open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

(f) to borrow money or obtain credit from banks, lending institutions or any other person;

(g) to assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

(h) to implement the investment policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager, managing member, or in other similar capacities, including those activities specified above in clauses (a) and (b);

(i) to organize one or more corporations or other entities to hold record title, as nominee for the Company, to securities, funds or other assets of the Company; and

(j) to enter into any contracts it deems necessary or advisable to facilitate the business of the Company.

Notwithstanding the foregoing, the Members acknowledge and agree that this Agreement is not intended to establish, and shall not establish, an investment advisory relationship among the Managing Member, on the one hand, and, on the other hand, the Company, the Non-Managing Members or any of their respective officers, directors, shareholders, partners, members, employees, agents or representatives (collectively, the “Company Parties”), whereby the Managing Member serves as an investment adviser to any Company Party pursuant to this Agreement or that would otherwise result in the Managing Member meeting the definition of investment adviser in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, with respect to any of the

Company Parties pursuant to this Agreement. Furthermore, each of the Company and the Non-Managing Members, on behalf of themselves and the Company Parties, acknowledges and agrees that the Company Parties are not relying upon the Managing Member for investment advice, analysis or recommendations regarding any investment or potential investment by the Company.

There shall not be a “manager” (within the meaning of the Delaware Act) of the Company. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.

6. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Non-Managing Members; and (b) the dissolution of the Managing Member.

7. Initial Capital Contributions. The Managing Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. The capital account (the “Capital Account”) of each Member shall be in an amount equal to such Member’s initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of appreciation and depreciation and other appropriate items. The “Percentage Interests” of the Members in the Company are determined for each Member of the Company by dividing the amount of each Member’s capital contribution by the aggregate capital contributions of all Members. The sum of the Percentage Interests shall equal 100 percent.

8. Additional Contributions. No Member shall have any obligation to make additional capital contributions to the Company.

9. Distributions. Distributions shall be passed through to the Members by the Managing Member.

10. Admission of Additional or Substitute Members. The Company may admit substitute or additional members at the Managing Member’s discretion, the names of which shall be inscribed on Schedule I hereto from time to time.

11. Voting. The Managing Member shall be obligated to seek instructions from the Non-Managing Members with regard to the voting of all proxies with respect to securities held by the Company. The Managing Member will vote such proxies only in accordance with such instructions.

12. Liability of the Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

13. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

14. Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

16. Amendments. This Agreement may be amended only by written instrument executed by the Members.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date and year first written above.

GSO CAPITAL PARTNERS LP, its Managing Member

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

NON-MANAGING MEMBER:

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner

By:	/s/ Matthew B. Skrube
	Name:	Matthew B. Skrube
	Title:	Authorized Signatory

SCHEDULE I

MEMBERS

Member Name	Percentage Interest	Initial Capital Contribution
GSO CAPITAL PARTNERS LP	0%	$0
BLACKSTONE HOLDINGS III L.P.	100%	$5,000,004

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